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                                                                      EXHIBIT 16




August 23, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Commissioners:

We have read the statements made by Total Renal Care Holdings, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to
Item 4 of Form 8-K, as part of the Company's Form 8-K report dated August 17, 2000. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to comment regarding the matter addressed in the last sentence of the second paragraph.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP